Exhibit 10.13
SECOND AMENDMENT TO THE
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
DATED AS OF FEBRUARY 5, 2008
BETWEEN LARRY A. FRAKES
AND UNITED AMERICA INDEMNITY, LTD.
EFFECTIVE AS OF JULY 2, 2010
     This second amendment to the Amended Agreement (as defined below) (this “Agreement”) is being entered into on March 15, 2011 and shall be effective as of the Effective Date (as defined below), by and among UAI, the Executive and the Company.
RECITALS
     On May 10, 2007, Larry A. Frakes (“Executive”) and United America Indemnity, Ltd. (“UAI”) entered into an agreement regarding Executive’s employment by UAI in the capacity of President and Chief Operating Officer (the “Prior Agreement”).
     On June 28, 2007, Executive was promoted to President and Chief Executive Officer of UAI.
     On February 5, 2008, UAI and Executive amended the Prior Agreement in order to, among other things, provide for the cancellation and re-grant of certain stock options previously granted to Executive. The Prior Agreement was amended and restated in its entirety and superseded in all respects by an Amended and Restated Employment Agreement dated as of February 5, 2008 (the “Amended and Restated Agreement”).
     On August 14, 2009, UAI and Executive executed an amendment to the Amended and Restated Agreement in order to, among other things, provide for the re-set and extended vesting of certain stock options previously re-granted to Executive and to make other changes by execution of such First Amendment to the Amended and Restated Agreement (collectively with the Amended and Restated Agreement, the “Amended Agreement”).
     UAI entered into a Scheme of Arrangement (the “Scheme of Arrangement”) with Global Indemnity plc (“GI”) which was consummated on July 2, 2010 and as a result of which all of the shares of UAI were exchanged for shares of GI, and whereby GI became publicly traded on the NASDAQ Global Select Market. In light of these transactions, UAI and Executive have agreed to continue the terms of the Amended Agreement, but with further amendments as set forth herein (the “Second Amendment”), including, among other things, the substitution of Global Indemnity (Cayman) Limited (the “Company”) for UAI as Executive’s employer, and such other modifications to the Amended Agreement as have been agreed upon including modifications that reflect changes in Executive’s position due to the consummation of the Scheme of Arrangement transactions, all as set forth in more detail in this Second Amendment. This Second Amendment takes into account that Executive shall, at the same time, be simultaneously employed both by the Company and by an indirect parent of the Company, GI, and is structured so as to preserve generally the operative provisions of the Amended Agreement. Executive will also be party to employment agreements or arrangements with GI, pursuant to which separate compensation will be provided to the Executive. This Second Amendment is effective as of July 2, 2010 (the “Effective Date”), provided that the Employment Agreement is (i) approved by the affirmative vote of a majority of the Compensation Committee and the Section 162(m) Committee (the “Section 162(m) Committee) of the Board of Directors of GI, and (ii) manually executed by Executive and an authorized person of the Company.
     1. All references to and United America Indemnity, Ltd. (or to the defined term, the “Company”) are changed to and understood to represent references to Global Indemnity (Cayman) Limited.
     2. The provisions regarding Executive’s responsibilities are modified by the addition, at the end thereof, of the following sentence:
“Notwithstanding the foregoing, Executive’s responsibilities are understood as being consistent with the requirements of Executive’s duties as President and Chief Executive Officer of Global Indemnity plc (“GI”), and Executive’s responsibilities hereunder shall be limited or modified to the extent necessary so that Executive’s duties to GI can be properly carried out.”
     3. A new heading and operative provisions are added following the provisions of the Amended Agreement regarding its “Term” to read:

“COORDINATION WITH GI:	Executive and the Company agree and intend that this Agreement is coordinated Executive’s employment with GI, such that any termination of employment under this Agreement shall also constitute a termination of Executive’s employment with GI, and that any termination of employment with GI shall also constitute a termination of employment under this Agreement.”
     4. Provisions of the Amended Agreement regarding Executive’s “base salary,” immediately following the provisions under the heading “ANNUAL COMPENSATION” are amended in their entirety, to read:

“Base Salary:	The Company agrees to pay Executive an annual base salary of $413,000 (“Base Salary”) or $34,416.67 per month (“Monthly Base Salary”), commencing as of the Effective Date, in accordance with the Company’s normal payroll practices for executives; provided, however, that for the period from the Effective Date through December 31, 2010, the Company, by agreement with GI, pays Executive at a rate equal to an annual salary of $600,000, of which $187,000 is paid on behalf of GI for services rendered by Executive to GI and which GI has agreed to reimburse the Company. Effective on and after January 1, 2011, the Company shall pay executive his annual base salary as first set forth above, and GI (or its designee) shall pay Executive his compensation for services rendered to GI. Following a termination by the Company of Executive’s employment without Cause (as defined below) or a resignation by Executive’s from his employment with the Company for Good Reason (as defined below), Executive will receive severance payments equal to the Monthly Base Salary Multiplied by Months Served (as hereafter defined), less any amounts paid during the relevant notice period and any taxes and withholdings, subject to the conditions described in the “Termination” Section below. For purposes of the foregoing sentence, “Months Served” shall equal the sum of the full calendar months (capped at 18) of the Term that elapsed prior to a notice of termination without Cause or the event giving rise to the resignation with Good Reason, as the case may be.”
     5. Provisions of the Amended Agreement regarding Executive’s “annual bonus,” immediately following the provisions regarding “base salary: are amended in their entirety, to read:

“Annual Bonus:	Commencing with 2010, and each calendar year thereafter during the Term (each calendar year being a “Bonus Year”), the Company shall provide Executive with a bonus opportunity of $1,500,000 (“Annual Bonus”), subject to the following and determined, awarded and paid as follows:”
     6. Provisions of the Amended Agreement referencing awards or transfers to Executive of stock are modified and are to be understood as referencing shares of stock in GI.

     7. Section F, at the end of the provisions regarding Executive’s “annual bonus” is revised in its entirety, to read:
“F.	Additional Matters: Notwithstanding anything contained herein to the contrary, all bonus payments provided for hereunder are intended to comply with Sections 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). As a consequence, all bonus payments shall be made only if permitted, and at such time and manner as is consistent with, and subject in all regards to, the provisions of the Company’s shareholder approved performance-based compensation bonus plan (the “Section 162(m) Plan”) and shall be paid in a manner and at such time so as to result in tax deductibility to the Company. In this regard, to the extent required, all discretionary actions required to be taken by the Section 162(m) Committee shall be taken by that committee alone and any references herein to determinations, input or other action by the Board, the board of directors of GI or any other person shall be interpreted solely as providing guidance to the Section 162(m) Committee to seek to obtain information or assistance that it deems to be necessary or appropriate, at its sole discretion, to act as required in connection with the proper administration of the Section 162(m) Plan and shall not be interpreted as granting the authority to any person other than the Section 162(m) Committee take any discretionary action with regard to the Section 162(m) Plan to the extent such authority would violate the requirements of the performance-based compensation requirements set out in Treasury Regulation Section 1.162-27.”
     8. A new provision is added at the end of the provisions regarding “ANNUAL COMPENSATION” and before the provisions regarding “EMPLOYEE BENEFIT/EXPENSES” to read:
“Additional Compensation for Foreign Taxes and Tax
Preparation Costs:

a. Tax Gross-Up Payments. In the event Executive is subject to taxes or levies that are greater than those that would be incurred in the United States (including taxes, if any, that may be imposed on Executive by any political subdivision) by reason of Executive’s services for the Company and/or by reason of Executive’s services for GI and the impact of such taxation or levies on Executive is an increase in Executive’s total tax liability (inclusive of levies) when compared with Executive’s tax liability assuming Executive were subject only to U.S. federal, state and local taxes on all compensation earned both under this Agreement and by reason of his under the GI Employment Agreement, the Company shall make an additional cash payment (the “Gross-Up Payment”) to Executive, as determined pursuant to the provisions set forth in this paragraph. For purposes of calculating Executive’s total tax liability and his hypothetical U.S. tax liability, as described in the preceding sentence, and in determining Executive’s “Excess Tax” (as hereinafter defined), taxes or levies imposed on payments made pursuant to this paragraph shall be disregarded. The Gross-Up Payment shall be determined as follows: Executive’s “Excess Tax” shall be equal to Executive’s total tax liability (taking into account taxes and levies imposed by any country related to services performed for Global Indemnity), reduced (but not below $0) by Executive’s tax liability calculated as though Executive were only subject to U.S. federal, state and local taxes. All such amounts shall be converted to US$ based on an appropriate exchange rate. The Tax Gross-Up Payment shall be an additional cash payment such that, after payment of all U.S. federal, state and local income taxes on such payment, and after payment of all income or similar taxes and levies, if any, imposed by a non-

United States country or non-United States political subdivision, and taking into account any available tax credits for foreign taxes paid, Executive will have received a net amount equal to his Excess Tax. The intent of this paragraph is that Executive shall receive, net after all taxes are paid, including U.S. federal, state and local taxes and taxes and levies imposed, both from the Company and for services provided pursuant to the GI Employment Agreement, an amount that is equal to the net amount Executive would have received if all compensation and payments by the Company (other than payments made pursuant to this paragraph) and by reason of Executive’s services under the GI Employment Agreement had been subject only to U.S. federal, state and local taxes and are intended to make Executive whole for any additional tax burden otherwise imposed.
b. Tax Preparation Reimbursement. In connection with Executive’s preparation of required annual income tax returns and filings, and in recognition that there may be some unusual complexity and expense that would otherwise be borne by Executive in properly complying with annual tax return filing requirements, Executive shall be reimbursed for fees and expenses incurred with respect to annual tax return preparation and related services for all periods during which Executive received compensation from the Company and pursuant to the GI Employment Agreement. Amounts required to be paid to Executive under this paragraph shall be paid as soon as practicable following Executive’s submission of evidence of such expenditures in a form reasonably acceptable to the Company, which documentation must be submitted no later than 180 days after such expenses have been incurred. In all cases, amounts to which Executive is entitled under this paragraph shall be paid to Executive no later than the period permitted for taxable reimbursements as set out in Treasury Regulation Section 1.409A-3(i)(1)(iv).”

     9. The provisions of the Amended Agreement regarding “COMPLIANCE WITH CODE SECTION 409A” are restated in their entirety, to read:

“Compliance with Section 409A:	The parties intend that any payments provided for in this Agreement that constitute benefits in the nature of nonqualified deferred compensation subject to Code Section 409A are to be paid in a time and manner that is permitted under that section of the Code. In connection with this intent, and notwithstanding any provision of the Agreement to the contrary, payments of severance that are treated as deferred compensation subject to Code Section 409A shall be made in installments over the relevant period of months corresponding to the number of months used to determine the amount of severance payable and paid on the basis of the Company’s normal, periodic payroll practices, and any payments of deferred compensation that would violate the prohibition on certain nonqualified deferred compensation payments being made to specified employees during the six (6) month period following separation from service under Code Section 409A(a)(2)(B)(i) shall be paid on the date that is six months following Executive’s separation from service. In addition, any payments hereunder that are payable by reason of Executive’s termination of employment shall only be paid upon Executive’s “separation from service” (as that term is defined in regulations issued pursuant to Code Section 409A), and any payments that are in the nature of reimbursements or payments of a “tax gross-up” shall be paid at the time and in the manner provided in applicable Treasury Regulations pursuant to which reimbursements or tax gross-up payments may be treated as being paid at a specified time or on a fixed schedule so as to be compliant with Code Section 409A.”

     10. The provisions of the Amended Agreement regarding “Termination” are amended by the addition of the following two sentences at the end thereof:
“Notwithstanding anything to the contrary herein, to the extent any payments following Executive’s termination of employment are, under the terms of this Agreement, payable only if Executive executes (and does not revoke) a general release, such payments shall not be paid immediately upon satisfaction of these conditions, but rather shall be paid ninety (90) days following Executive’s termination of employment. In all events, the Company shall provide Executive with the appropriate release within a time frame that permits Executive to sign such release (and not thereafter revoke such release during any applicable revocation period) so that such release becomes irrevocable prior to the ninetieth (90th) day following Executive’s termination of employment.”
     11. The provisions of the Amended Agreement regarding “Affiliates” and “Company Affiliates” is modified by the addition of the following sentence at the end thereof:
“Notwithstanding the foregoing, the term “Affiliate(s)” shall not include any entity that is not treated as a United States person for purposes of federal income taxes.”
     12. In all other respects, the Amended Agreement remains in full force and effect.
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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

GLOBAL INDEMNITY (CAYMAN) LIMITED

By:	/s/ Thomas M. McGeehan

Title: Director

UNITED AMERICA INDEMNITY LIMITED

By:	/s/ Thomas M. McGeehan

Title: Director

EXECUTIVE

/s/ Larry A. Frakes

Larry Frakes